INNOVATIVE MEDICAL SERVICES                                           EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE NINE MONTHS ENDED APRIL 30, 1998 AND 1999





                                               For the Nine Months Ended
                                                        April 30
                                             -------------------------------
                                             1999                  1998
                                             -------------------------------
Shares outstanding                           4,392,242             3,832,851
                                             =========             =========

Weighted average shares outstanding          4,056,349              3,713,071
Stock Options                                1,415,000                406,250
Warrants                                     1,798,125              1,798,125
                                             ---------              ---------
  Total weighted average shares outstanding  7,269,474              5,917,446
                                             =========              =========

Net Income (Loss)                         $    490,459           $ (1,885,981)
                                          ============           =============

Primary Net Earnings (Loss) per share     $       0.12           $      (0.51)
                                          ============           =============
Fully Diluted Net
    Earnings (Loss) per share             $       0.07           $      (0.32)
                                          ============           =============

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